EXHIBIT 11.1

CONSENT OF AUDITOR

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

March 3, 2026

To the Board of Directors of BridgeWell Secured Income LP,

We hereby consent to the inclusion of our Auditors’ Report, dated February 25, 2026, on the financial statements of BridgeWell Secured Income LP – which comprise the balance sheet as of the date of inception June 23, 2025, and the related statements of income, changes in equity, and cash flows for the date then ended, and the related notes to the financial statements— in the Company’s Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

Alice.CPA LLC

Alice.CPA LLC

Robbinsville, New Jersey

March 3, 2026